EXHIBIT 4.9
STOCK PURCHASE AGREEMENT
by and among
SANDRIDGE ENERGY, INC.
and
THE PURCHASERS SET FORTH ON
SCHEDULE 2.02 HERETO

Schedules and Exhibits

Schedule 2.02	Purchasers

Schedule 2.04	Wiring Instructions

Schedule 3.12(b)	Non-Contravention

Schedule 3.24	List of Significant Subsidiaries of the Company

Exhibit A	Form of Registration Rights Agreement

Exhibit B	Opinion of Vinson & Elkins L.L.P.

Exhibit C	Opinion of In-House Counsel

Exhibit D	Shareholders’ Agreement

ii

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT, dated as of February 12, 2007 (this “Agreement”), is by and among SANDRIDGE ENERGY, INC., a Delaware corporation (the “Company”), and each of the investors signatory hereto and listed for convenience on Schedule 2.02 hereto (each a “Purchaser” and collectively, the “Purchasers”).
     WHEREAS, the Company desires to issue and sell up to 13,888,888 shares of its common stock, par value $0.001 per share (the “Common Stock”);
     WHEREAS, Ares Corporate Opportunity Fund II, L.P. (“Ares”) desires to purchase or to cause permitted assignees to purchase 11,111,111 shares of Common Stock from the Company subject to the terms and conditions of this Agreement;
     WHEREAS, TLW Properties, L.L.C. desires to purchase 2,777,777 shares of Common Stock from the Company subject to the terms and conditions of this Agreement;
     WHEREAS, pursuant to Section 5.01 of the Securities Purchase Agreement (“Securities Purchase Agreement”), dated November 20, 2006, by and among the Company. and the purchasers party thereto (“Prior Holders”), the Prior Holders have a right to purchase a number of shares of Common Stock (the “Preemptive Right Shares”) at the same price and on the same terms and conditions as set forth in this Agreement; and
     WHEREAS, pursuant to Section 5.01(c) of the Securities Purchase Agreement, in the event the Prior Holders do not elect to purchase all of the Preemptive Right Shares, the Company may sell any or all of the Preemptive Right Shares to any Person at the same price and on the same terms and conditions as set forth in this Agreement.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings specified in this Section 1.01.
     “Accreted Value” has the meaning specified in the Certificate of Designations of the Preferred Stock.
     “Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” has the meaning specified in the preamble to this Agreement.
     “Ares” has the meaning specified in the recitals to this Agreement.
     “Ares Shareholders Agreement” has the meaning specified in Section 2.03(e).
     “Bridge Credit Agreement” means the Credit Agreement, dated as of November 21, 2006, among the Company, each lender from time to time party thereto and Bank of America, N.A., as may be amended, modified or supplemented as of the date of this Agreement.
     “Business Day” means any day other than a Saturday, Sunday, or a legal holiday for commercial banks in New York, New York.
     “Certificate of Designation” means the Certificate of Designation of Series A Convertible Preferred Stock of the Company, in the form filed with the Secretary of State of the State of Delaware on December 11, 2006.
     “Closing” has the meaning specified in Section 2.02.
     “Closing Date” shall mean the date that is the later of (i) March 1, 2007 and (ii) the fifth Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other time and date as the parties hereto mutually shall agree.
     “Code” means the Internal Revenue Code of 1986.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Stock” has the meaning set forth in the recitals to this Agreement.
     “Common Unit” means a purchase unit consisting of a number of shares of Common Stock and a Preferred Stock Warrant
     “Company” has the meaning specified in the preamble to this Agreement.
     “Company Principals” means Tom Ward, N. Malone Mitchell 3rd or their respective Affiliates; provided however, that in no event shall a “Company Principals” include the Company or any of its Subsidiaries.
     “Confidentiality Agreement” means the Confidentiality Agreement dated February 5, 2007 between the Company and ACOF Operating Manager II, L.P.
     “Conversion Price” has the meaning specified in the Certificate of Designations of the Preferred Stock.
     “Credit Agreement” means the Credit Agreement, dated as of November 21, 2006, among the Company, each lender from time to time party thereto and Bank of America, N.A., as administrative agent and L/C issuer, as may be amended, modified or supplemented as of the date of this Agreement.
     “Disclosure Document” means (i) in the case of Ares and its permitted assignees, the draft registration statement on Form S-1 provided by the Company on February 6, 2007, excluding the information set forth under the headings “Use of Proceeds,” “Principal and Selling Shareholders,” “Certain U.S. Tax Consequences to Non-U.S. Holders,” and “Underwriting,” and (ii) in the case of any other Purchasers, the disclosure document provided with such Purchaser’s Subscription Agreement.
     “Environmental Claims” has the meaning specified in Section 3.22.
     “Environmental Laws” has the meaning specified in Section 3.22.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; provided, however, that an item described in any of items (a) through (f) shall not constitute an ERISA Event unless it could reasonably be expected to result in a Material Adverse Effect or it relates to an event which could reasonably be expected to result in a Material Adverse Effect.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “Existing Instrument” has the meaning specified in Section 3.12(a).
     “GAAP” means generally accepted accounting principles in the United States in effect from time to time.
     “Governmental Authority” means, with respect to a particular Person, the country, state, county, city and political subdivisions in which such Person or such Person’s Property is located or that exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them that exercises valid jurisdiction over any such Person or such Person’s Property.
     “Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “IPO” shall have the meaning set forth in the Certificate of Designation for the Preferred Stock.
     “Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation or common law.
     “Lien” means any lien, encumbrance, security interest, equity, charge or other interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based in Law or contract or other instrument, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purpose of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in connection with a financing.
     “Material Adverse Change” has the meaning specified in Section 3.07.
     “Material Adverse Effect” has the meaning specified in Section 3.10.
     “Materials of Environmental Concern” has the meaning specified in Section 3.22.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Operative Documents” means this Agreement, the Registration Rights Agreement and the Ares Shareholders Agreement.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is define in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permits” means, with respect to the Company or any of the Subsidiaries, any licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions,

exemptions, orders, registrations and approvals of Governmental Authorities or other Persons necessary for the ownership, leasing, operation, occupancy and use of its Properties and the conduct of its businesses as currently conducted.
     “Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Preemptive Right Shares” has the meaning specified in the recitals to this Agreement.
     “Preferred Stock” means shares of the Company’s Series A Convertible Preferred Stock, par value $0.001.
     “Preferred Stock Warrant” means the warrants to purchase Preferred Stock issued pursuant to the Securities Purchase Agreement.
     “Prior Holders” has the meaning specified in the recitals to this Agreement.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Purchase Price” means, with respect to a particular Purchaser, the amount of such Purchaser’s Purchased Securities multiplied by $18.00.
     “Purchased Securities” means, with respect to a particular Purchaser, the number of shares of Common Stock set forth opposite such Purchaser’s name under the column entitled “Shares Purchased” on Schedule 2.02 hereto or in such Purchaser’s Subscription Agreement.
     “Purchaser” and “Purchasers” have the respective meanings specified in the preamble to this Agreement.
     “Registration Rights Agreement” means the Registration Rights Agreement by and between the Company and the Purchasers in the form attached hereto as Exhibit A.
     “Regulation D” has the meaning specified in Section 3.21.
     “Related Parties” shall mean with respect to any of Tom Ward and N. Malone Mitchell 3rd, his wife, children and grandchildren and any entities, trusts and other Affiliates, whether or not controlled, the sole beneficiaries or beneficial owners of which are Tom Ward or Malone, as applicable, his children and/or grandchildren (and/or such entities, trusts or Affiliates of which Tom Ward or N. Malone Mitchell 3rd, as applicable, his children and/or grandchildren their wives, children and grandchildren are the sole direct or indirect beneficiaries or beneficial owners); provided, however, that in no event shall the Company or any of its Subsidiaries be deemed to be a “Related Party”.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than the events for which the 30 day notice period has been waived.
     “Representatives” of any Person means the officers, directors, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.
     “Sale” (and “Sell” shall have a correlative meaning) means, with respect to any shares, the sale, transfer, assignment or similar disposition (excluding pledge, encumbrance or hypothecation) of such shares in which cash, securities or other property is received as consideration.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
     “Securities Purchase Agreement” has the meaning specified in the recitals to this Agreement.
     “Shareholders Agreement” means the Shareholder Agreement, dated November 21, 2006, among the Company, the Company Principals and the other parties thereto as in effect on such date.
     “Significant Subsidiaries” has the meaning specified in Section 3.10.
     “Subscription Agreement” has the meaning specified in Section 2.06.
     “Subsidiary” or “Subsidiaries” shall mean, as to the Company, any entity (or those entities, as the case may be) of which securities or other ownership interests having ordinary voting power to elect a majority of the Board or other persons performing similar functions of that entity are at the time directly or indirectly owned by the Company.
     “Transfer” (and “Transferee” shall have a correlative meaning) means, directly or indirectly, to Sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the Sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares beneficially owned by a Person or any interest in any shares beneficially owned by a Person.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pensions Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

ARTICLE II
SALE AND PURCHASE
     Section 2.01 Sale and Purchase. Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to each Purchaser, severally and not jointly and each Purchaser hereby agrees to purchase from the Company, the Purchased Securities for the Purchase Price.
     Section 2.02 Closing. The consummation of the sale and purchase of the Purchased Securities hereunder (the “Closing”) shall take place on the Closing Date, at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002.
     Section 2.03 The Company’s Deliveries. At the Closing, the Company will deliver, or cause to be delivered, to each Purchaser:
     (a) A certificate representing the Purchased Securities of such Purchaser;
     (b) A cross-receipt executed by the Company certifying that it has received a wire transfer as of the Closing Date in an amount equal to the Purchase Price of such Purchaser;
     (c) An Opinion of Vinson & Elkins L.L.P., as counsel to the Company, addressed to each of the Purchasers, substantially in the form attached hereto as Exhibit B;
     (d) An opinion of Matthew McCann, as in-house counsel for the Company, addressed to each of the Purchasers, substantially in the form attached hereto as Exhibit C;
     (e) A copy of the Shareholders Agreement, in the form attached hereto as Exhibit D (the “Ares Shareholders Agreement”), dated as of the Closing Date and executed by the Company;
     (f) A copy of the Registration Rights Agreement, in the form attached hereto as Exhibit A, dated as of the Closing Date and executed by the Company;
     (g) An executed consent of Banc of America Securities LLC pursuant to the Purchase Agreement, dated December 15, 2005;
     (h) A certificate of Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Purchasers, certifying as to (i) the certificate of incorporation of the Company; (ii) the by-laws of the Company; (iii) the resolutions of the board of directors of the Company authorizing the execution and performance of this Agreement and the Registration Rights Agreement; (iv) validly adopted and effective resolutions of the board of directors of the Company increasing the number of directors of the Company by one and appointing an individual designated in writing by Ares at least two days prior to the Closing Date to serve as a director of the Company for a term running at least until the annual meeting of stockholders to be held during 2008; and (v)

incumbency and signatures of the officers of the Company executing this Agreement, the Registration Rights Agreement and any related certificates; and
     (i) A certificate of the Chief Executive Officer and Chief Financial Officer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchasers, certifying to such matters as reasonably requested by the Purchasers.
     Section 2.04 Purchasers’ Deliveries. At the Closing, each Purchaser will deliver, or cause to be delivered, to the Company:
     (a) Payment to the Company of the Purchase Price of such Purchaser by wire transfer of immediately available funds to the account designated by the Company on Schedule 2.04;
     (b) A cross-receipt executed by such Purchaser and delivered to the Company certifying that it has received the Purchased Securities of such Purchaser as of the Closing Date, as evidenced by the certificate referenced in Section 2.03(a);
     (c) A copy of the Shareholders’ Agreement, in the form attached hereto as Exhibit D, dated as of the Closing Date and executed by the Company; and
     (d) A copy of the Registration Rights Agreement, dated as of the Closing Date and executed by such Purchaser.
     Section 2.05 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of the other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. The representations and warranties of each Purchaser under this Agreement are several and not joint with the representations and warranties of the other Purchasers, and no Purchaser shall be deemed to have made any representations and warranties with respect to any other Purchasers under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser’s obligation to purchase its Purchased Securities is not conditioned on the contemporaneous closing of the purchase of Purchased Securities by any other Purchaser and, if, for any reason, any Purchaser shall refuse to enter into this Agreement or shall fail to consummate its obligations hereunder, all obligations of any other Purchaser hereunder shall remain in full force and effect.
     Section 2.06 Additional Purchasers.
     (a) Promptly upon the execution of this Agreement, the Company shall comply with Section 5.01(b) of the Securities Purchase Agreement. To the extent any Prior Holder elects to purchase any Preemptive Right Shares, such Prior Holder shall enter into an agreement (a “Subscription Agreement”) pursuant to which such Prior Holder agrees to purchase a specified amount of Preemptive Right Shares and become bound by the terms and conditions of this Agreement as if such Prior Holder was signatory hereto as a Purchaser on the date of this Agreement. Any Prior Holder who purchases Preemptive Right Shares shall be deemed a “Purchaser” for all purposes under this Agreement;
     (b) In the event any Prior Holders elect to purchase any Preemptive Right Shares, the number of shares to be purchased by Ares and its permitted assignees shall be reduced by the aggregate number of Preemptive Right Shares so purchased; provided, however, at the written request of Ares, the Company shall issue and sell additional shares of Common Stock to Ares and/or its permitted assignees in an amount necessary to permit them to purchase in the aggregate up to 11,111,111 shares of Common Stock.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Purchasers:
     Section 3.01 No Registration. Assuming the accuracy of the representations and warranties of the Purchasers contained in Article IV and their compliance with the agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Purchased Securities to the Purchasers in the manner contemplated by this Agreement, to register the Purchased Securities under the Securities Act or any other securities Laws.
     Section 3.02 No Integration. None of the Company or any of its Subsidiaries has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Purchased Securities in a manner that would require registration under the Securities Act of the Purchased Securities.
     Section 3.03 Disclosure Document. The Disclosure Document and other information provided by the Company to each Purchaser for the purpose of deciding whether to acquire the Purchased Securities (other than the Company’s financial and other projections describing its proposed business), as of the date of such information and the date hereof, when read together, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial projections and other estimates delivered to the Purchasers by the Company were prepared in good faith by the Company based on its experience in the industry and on assumptions of fact and opinion as to future events that the Company believed to be reasonable at the time the projections and other estimates were delivered to the Purchasers and continues to believe are reasonable as of the date of this Agreement; however, the Company does not warrant that it will achieve such projection or has it assumed any obligations to update such projections.
     Section 3.04 Authorization of the Purchase Agreement. Each Operative Document has been duly authorized, executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as to rights to indemnification thereunder may be limited by applicable Law.
     Section 3.05 Authorization of the Purchased Securities. The Purchased Securities have been duly authorized by the Company for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company to the Purchasers pursuant to this Agreement on the Closing Date, will be validly issued, fully paid and non-assessable, and such shares shall not be subject to any preemptive or similar right other than pursuant to Section 5.01 of the Securities Purchase Agreement.
     Section 3.06 Authorization and Enforceability of the Operative Documents; Compliance with Credit Agreements. Each of the Operative Documents has been duly authorized by the Company and, when executed and delivered by the Company, will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and except as to rights to indemnification thereunder may be limited by applicable Law. The Company is in compliance in all material respects with the terms of the Credit Agreement and the Bridge Credit Agreement, and each representation and warranty contained in the Credit Agreement or the Bridge Credit Agreement was true and correct as of the date of such agreement.
     Section 3.07 No Material Adverse Change. Except as otherwise disclosed in the Disclosure Document, subsequent to the respective dates as of which information is given in the Disclosure Document: (i) there has been no material adverse change, effect or event or development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, properties, assets or results of operations (other than as a result of developments affecting the oil and gas industry generally that do not have a disproportionate effect on the Company and its Subsidiaries taken as a whole), whether or not arising from transactions in the ordinary course of business, of the Company and its Subsidiaries taken as a whole (a “Material Adverse Change”), (ii) the Company and its Subsidiaries, taken as a whole, have not incurred any material liability or obligation, indirect, direct or contingent, nor entered into any material transaction or agreement other than in the ordinary course of business; and (iii) there has been no cash dividend or distribution of any kind declared, paid or made by the Company or, except for (x) dividends paid to the Company or any wholly-owned Subsidiary of the Company, any of its Subsidiaries on any class of capital stock or other security or repurchase or redemption by the Company or any of its Subsidiaries of any class of capital stock or other security and (y) the cash dividend to be paid on February 15, 2007 with respect to the outstanding Preferred Stock.
     Section 3.08 Independent Accountants. PricewaterhouseCoopers LLP and Grant Thornton LLP, who have expressed their opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules included in the Disclosure Document, are independent registered public accountants with respect to the Company as required by the Securities Act and the Exchange Act and the applicable published rules and regulations thereunder.
     Section 3.09 Preparation of the Financial Statements. The financial statements of the Company included in the Disclosure Document present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of and at the dates indicated and present fairly the results of operations and cash flow of the Company and its consolidated subsidiaries of and at the dates indicated. The financial statements of NEG Oil & Gas, LLC included in the Disclosure Document present fairly the consolidated financial position of NEG Oil & Gas, LLC and its consolidated subsidiaries as of and at the dates indicated and present fairly the results of operations and cash flow of NEG Oil & Gas, LLC and its consolidated subsidiaries of and at the dates indicated. Such financial statements of the Company and NEG Oil & Gas, LLC comply as to form with the applicable accounting requirements of Regulation S-X and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial data set forth in the Disclosure Document under the captions “Summary—Summary Consolidated Historical and Combined Pro Forma Financial Data”, “Capitalization”, and “Selected Historical Financial Data” fairly present the information set forth therein on a basis consistent with that of the complete financial statements or pro forma financial statements of the consolidated entity to which they relate contained in the Disclosure Document. The pro forma condensed consolidated financial statements of the Company and its subsidiaries and the related notes thereto and the other pro forma financial data included in the Disclosure Document have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly presented on the basis described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.
     Section 3.10 Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and its significant subsidiaries, as defined by Rule 405 under the Securities Act (the “Significant Subsidiaries”), has been duly incorporated or otherwise formed and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has power and authority (corporate or otherwise) to own or lease, as the case may be, and operate its properties and to conduct its business as presently conducted and, in the case of the Company, to enter into and perform its obligations under each Operative Document. Each of the Company and each Significant Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result or reasonably be expected to result in a material adverse effect on the condition, financial or otherwise, or on the earnings, business, properties, assets or results of operations, whether or not arising from transactions in the ordinary course of business, of the Company and its Subsidiaries, taken as a whole (a “Material Adverse Effect”). All of the issued and outstanding shares of capital stock, or similar equity interest, of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any Lien, except that the Company’s obligations under the Credit Agreement are secured by a negative pledge on any of the Company’s non-mortgage properties.

     Section 3.11 Capitalization and Other Capital Stock Matters. As of the date hereof, the authorized capital of the Company consists of: (i) 50,000,000 shares of preferred stock, par value of $0.001 per share, of which 2,625,000 shares are designated as Preferred Stock, 2,136,669 of which are issued as of the date of this Agreement, and (ii) 400,000,000 shares of Common Stock, 92,038,922 of which are issued as of the date of this Agreement without giving effect to the shares of Common Stock to be issued pursuant to this Agreement. Except for warrants issued as part of the Common Units issued pursuant to the Securities Purchase Agreement, 482,381 shares of Preferred Stock issuable upon the exchange of the Common Units issued pursuant to the Securities Purchase Agreement (based on an Accreted Value of $210.00 per share of Preferred Stock and assuming the surrender of 5,331,580 shares of Common Stock) and 21,366,680 shares of Common Stock issuable upon conversion of the shares of Preferred Stock issued pursuant to the Securities Purchase Agreement (based on a Conversion Price of $21.00 per share of Preferred Stock), the Company has not issued any other options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or entered into any agreement giving any Person any right to subscribe for or acquire, any shares of its capital stock or other security. Except for pursuant to the terms of the Preferred Stock and other customary adjustments as a result of stock dividends, stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders), and except for the rights granted pursuant to Section 5.01(c) of the Securities Purchase Agreement or the Shareholder Agreement, the issuance and sale of the shares of Common Stock hereunder will not obligate the Company to issue shares of Common Stock or other securities to any Person or result in a right of any holder of securities to adjust the exercise, conversion, exchange or reset price under such securities. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws. None of the outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described in the Disclosure Document. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in the Disclosure Document accurately presents and summarizes such plans, arrangements, options and rights.
     Section 3.12 Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required.
          (a) Except as set forth Schedule 3.12, neither the execution, performance nor the delivery of this any Operative Document by the Company or any of its Subsidiaries, nor the performance of its obligations hereunder or thereunder, (i) will result in a violation or breach of its charter or bylaws (or other applicable organizational document), (ii) will, with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, breach of, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any material indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject (each, an “Existing Instrument”), (iii) will require notice to or the consent of any party to any agreement or commitment, including, without limitation, any lease or license to which the Company is a party, or by which it or its properties is bound or subject other than those notices or consents that have been given or received; (iv) result in the creation or imposition of any security interest, lien, or other encumbrance upon any property or assets of the Company under any agreement or commitment to which it is a party, or by which it or its properties is bound or subject; or (v) violate or breach any material statute or Law or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which the Company, its Subsidiaries or their properties is bound or subject.
          (b) Except as set for the Schedule 3.12, the Company’s execution, delivery and performance of the Operative Documents and consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary corporate action; (ii) will not conflict with or constitute a breach of, or default under, or result in the termination (or a right of termination) under, the acceleration of any obligations under or the creation or imposition of any Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument or contract or other agreement or instrument to which the Company or any of its Subsidiaries is a party and (iii) will not result in any violation of any material Law, regulation, judgment, order or decree, applicable to the Company or any of its Subsidiaries, of any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of its or their properties;
          (c) No consent, approval, authorization or other order of, or registration or filing with, any court or other Governmental Authority or agency is required for the Company’s execution, delivery and performance of the Operative Documents and consummation of the transactions contemplated hereby or thereby, except (i) with respect to the transactions contemplated by the Registration Rights Agreement, as may be required under the Securities Act and the rules and regulations promulgated thereunder and (ii) such as have been obtained or made by the Company and are in full force and effect under the Securities Act, applicable state securities or blue sky laws.
     Section 3.13 No Material Actions or Proceedings. Except as otherwise disclosed in the Disclosure Document, there are no legal or governmental actions, suits, hearings or investigtions or proceedings pending or, to the Company’s knowledge, threatened (i) against or affecting the Company or any of its Subsidiaries, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its Subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) it is reasonable likely that such action, suit or proceeding would be determined adversely to the Company or such subsidiary and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to have a Material Adverse Effect or adversely affect the consummation of the transactions contemplated by this Agreement.
     Section 3.14 All Necessary Permits, etc. The Company and each Subsidiary possess such valid and current licenses, certificates, authorizations or permits issued by the appropriate local, state, federal or foreign regulatory agencies or Governmental Authority necessary to conduct their respective businesses except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of revocation or modification of, non-compliance with or proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, and in the case of a notice or proceedings, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.
     Section 3.15 Title to Properties. Each of the Company and its Subsidiaries has (i) generally satisfactory title to its oil and gas properties, title investigations having been carried out by the Company or its Subsidiaries in accordance with the practice in the oil and gas industry in the areas in which the Company and its Subsidiaries operate, (ii) good and marketable title to all other real property owned by it (including pipeline and other easement rights) to the extent necessary to carry on its business, and (iii) good and marketable title to all personal property owned by it, in each case free and clear of all Liens and defects except such as are described in the Disclosure Document or such as do not materially affect the value of the properties of the Company and its Subsidiaries, taken as a whole, and do not interfere with the use made and proposed to be made of such properties, by the Company and its Subsidiaries, taken as a whole, and all of the easements, leases and subleases material to the business of the Company and its Subsidiaries, taken as a whole, and under which the Company or any of its Subsidiaries holds or uses properties described in the Disclosure Document, are in full force and effect, and neither the Company nor any of its Subsidiaries has any notice of any claim that has been asserted by anyone adverse to the rights of the Company or its subsidiaries under any of the easements, leases or subleases mentioned above, or affecting or questioning the rights of the Company or any Subsidiary thereof to the continued possession or use of the easement or leased or subleased premises that would reasonably be expected to have a Material Adverse Effect.
     Section 3.16 Condition of Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the plants, buildings, structures and equipment owned by the Company and its Subsidiaries are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry in which the Company and its Subsidiaries operate (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present uses and, in the case of plants, buildings and other structures, are structurally sound.
     Section 3.17 Company Not an “Investment Company”. The Company is not, and, after receipt of payment for the Purchased Securities and application of the proceeds of this offering will not be, required to register as an “investment company” within the meaning of the Investment Company Act and will conduct its business in a manner so that it will not become subject to the Investment Company Act.
     Section 3.18 Insurance. Each of the Company and its Subsidiaries are insured by recognized, and to the knowledge of the Company, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its Subsidiaries against theft, damage, destruction, acts of terrorism or vandalism and earthquakes. All policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its Subsidiaries are in compliance, in all material respects, with the terms of such policies and instruments; and there are no material claims by the Company or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the Company nor any such Subsidiary has, in the past three years, been refused any insurance coverage sought or applied for. The Company has no reason to believe that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not have a Material Adverse Effect.
     Section 3.19 No Restriction on Distributions. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as described in or contemplated by the Disclosure Document.
     Section 3.20 Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any of its Subsidiaries or any other person required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act in the Disclosure Document which have not been disclosed as required.
     Section 3.21 No General Solicitation. None of the Company or any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)), has, directly or through an agent, engaged in any form of general solicitation or general advertising in connection with the offering of the Purchased Securities (as those terms are used in Regulation D) under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; the Company has not entered into any contractual arrangement with respect to the distribution of the Purchased Securities except for this Agreement, and the Company will not enter into any such arrangement except for the Registration Rights Agreement and as may be contemplated thereby.
     Section 3.22 Compliance with Environmental Laws. Except as otherwise disclosed in the Disclosure Document (i) neither the Company nor any of its Subsidiaries is in violation of any Law, order, permit or other requirement relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its Subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Law, except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect; (ii) there is no claim, action or cause of action filed with a court or Governmental Authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its Subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law, except as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) to the Company’s knowledge, there are no past, present or anticipated future actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law, require expenditures to be incurred pursuant to Environmental Law, except as would not, individually or in the aggregate, have a Material Adverse Effect; and (iv) neither the Company nor any of its Subsidiaries is subject to any pending or, to the Company’s knowledge, threatened proceeding under Environmental Law to which a governmental authority is a party and which is reasonably likely to result in monetary sanctions of $100,000 or more.
     Section 3.23 Brokers. Except as otherwise disclosed in the Disclosure Document, there is no broker, finder or other party that is entitled to receive from the Company any brokerage or finder’s fee or other fee or commission as a result of any transactions contemplated by this Agreement.
     Section 3.24 Subsidiaries. The Subsidiaries listed on Schedule 3.24 attached hereto are the only Significant Subsidiaries of the Company.
     Section 3.25 Taxes. The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

     Section 3.26 ERISA Matters.
          (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws except for such events of noncompliance which could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (c) With respect to each Plan, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; in each case, which could not reasonably be expected to result in a Material Adverse Effect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH PURCHASER
     Each Purchaser, severally and not jointly, represents and warrants to the Company, as to itself only, that:
     Section 4.01 Authorization. Such Purchaser (a) is duly incorporated or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has all requisite corporate, limited liability company or partnership, as applicable, power and authority, and has all governmental licenses, authorizations, consents and approvals to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby.
     Section 4.02 No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement and the Registration Rights Agreement and compliance by such Purchaser with the terms and provisions hereof and thereof, and the purchase of the Purchased Securities by such Purchaser do not and will not constitute a breach of, or a default under, the certificate of incorporation, bylaws, partnership agreement or similar organizational documents of such Purchaser, or any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which such Purchaser is a party or by which it may be bound or to which its properties is subject, nor will any such action result in any violation of any existing Law (assuming compliance with the Securities Act and applicable securities and Blue Sky Laws of any other jurisdiction) to which such Purchaser or its property is subject.
     Section 4.03 Certain Fees. No fees or commissions for which the Company could be liable are or will be payable by such Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of its Purchased Securities or the consummation of the transactions contemplated by this Agreement. Such Purchaser agrees that it will indemnify and hold harmless the Company from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions arising through such Purchaser in connection with the purchase of such Purchaser’s Purchased Securities or the consummation of the transactions contemplated by this Agreement.
     Section 4.04 Purchase in Ordinary Course. Such Purchaser is purchasing its Purchased Securities in the ordinary course of its business and neither Purchaser has entered into any arrangement with any person to resell its Purchased Securities or to participate in the distribution of such Purchased Securities.
     Section 4.05 Unregistered Securities.
     (a) Investment. The Purchased Securities are being acquired for its own account and with no intention of distributing the Purchased Securities or any part thereof other than in accordance with the Securities Act and other applicable securities and blue sky laws, and the Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction in violation of the Securities Act or the securities or blue sky laws of any other jurisdiction. If such Purchaser should in the future decide to dispose of any of the Purchased Securities, such Purchaser understands and hereby agrees that it may do so only in compliance with the Securities Act and applicable securities and blue sky laws of any other jurisdiction, as then in effect, which may include a sale contemplated by any Disclosure Document pursuant to which the Purchased Securities are then being offered.
     (b) Exemption. Such Purchaser understands that (i) the Purchased Securities (A) have not been registered under the Securities Act or any state securities Laws, (B) will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof and/or Regulation D promulgated thereunder and (C) will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities laws which relate to private offerings, and (ii) the Purchaser must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt therefrom.
     (c) Nature of Purchasers. Such Purchaser represents and warrants to the Company that it is one of the following as indicated on such Purchaser’s signature page hereto:
          (i) (A) an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act and a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act and (B) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Securities, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment;
          (ii) (A) not a U.S. Person (as defined in Regulation S under the Securities Act, which definition includes, but is not limited to, an individual resident in the United States, an estate or trust of which any executor or administrator or trustee, respectively, is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the United States) and is not purchasing the Purchased Securities on behalf of, or for the account or benefit of, a person in the United States or a U.S. Person; (B) the Purchased Securities have not been offered to such Purchaser in the United States, and the individuals making the order to purchase the Purchased Securities and executing and delivering this Agreement on behalf of such Purchaser were not in the United States when the order was placed and this Agreement was executed and delivered; (C) it undertakes and agrees that it will not offer, sell or otherwise transfer the Purchased Securities except: (1) to the Company, (2) outside the United States in accordance with Rule 903 or 904 of Regulation S under the Securities Act, and in compliance with applicable local laws and regulations, (3) inside or outside the United States after one year pursuant to the exemption from registration under the Securities Act provided by Rule 144 thereunder, (4) to a person it reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (5) inside the United States, in any other transaction exempt from registration under the Securities Act and, in any event, in compliance with any applicable state securities laws of the United States, provided that prior to any transfer pursuant to this clause (5), the Company may require a legal opinion reasonably satisfactory to the Company that such transfer is exempt from registration under the Securities Act and any applicable state securities laws or (6) pursuant to a Disclosure Document effective under the Securities Act and covering such offer, sale or transfer; and (D) it agrees not to engage in hedging transactions involving the Purchased Securities unless in compliance with the Securities Act; or
          (iii) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) promulgated under the Securities Act and (B) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Securities, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.
     (d) Receipt of Information; Authorization. Such Purchaser acknowledges that it has (a) had access to the Disclosure Document and (b) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of the Company, and to be furnished requested information, regarding such matters sufficient to enable such Purchaser to evaluate the risks and merits of purchasing the Purchased Securities and consummating the transactions contemplated by this Agreement.
     (e) Legend. It is understood that any certificates evidencing the Purchased Securities will bear the following legend:
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (I) REGISTERED UNDER THE APPLICABLE SECURITIES LAWS, (II) SUCH TRANSACTION IS PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (III) AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, HAS BEEN DELIVERED TO THE COMPANY AND SUCH OPINION STATES THAT THE SHARES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION.”
Certificates evidencing the Purchased Securities and the certificates representing shall not be required to contain such legend or any other legend after (i) such securities are registered for resale under the Securities Act, (ii) following any sale of such securities pursuant to and in accordance with Rule 144, (iii) if such securities are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the Staff of the SEC).
     (f) No Other Representations or Warranties. Such Purchaser acknowledges and agrees that the Company is not making and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Agreement.
ARTICLE V
CONDITIONS
     Section 5.01 Conditions Precedent to the Obligations of the Purchasers at the Closing. The obligation of the Purchasers to acquire the Purchased Securities at the Closing is subject to the satisfaction by the Purchasers, at or before the Closing, of each of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company contained herein shall in the aggregate be true and correct in all material respects (without giving effect to any qualifications as to materiality therein) as of the date when made and as of the Closing Date as though made on and as of such date (except for those that are limited to a certain date);

     (b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing, including, without limitation, delivering or causing the delivery of those items required to be delivered pursuant to Section 2.03;
     (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement;
     (d) Ares Board Appointment. At or prior to Closing, an individual selected by Ares shall have been appointed to the board of directors of the Company effective upon consummation of the Closing;
     (e) Banc of America Securities Consent. The consent to the issuance and sale of the Purchased Securities of Banc of America Securities LLC pursuant to the Purchase Agreement, dated December 15, 2005 shall have been duly obtained prior to the Closing; and
     (f) Antitrust. The applicable waiting period and any extension thereof and any approvals under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall have terminated, expired or been received.
     Section 5.02 Conditions Precedent to the Obligations of the Company. The obligation of the Company to sell the Purchased Securities at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Purchasers contained herein shall in the aggregate be true and correct in all material respects (without giving effect to any qualifications as to materiality therein) as of the date when made and as of the Closing Date as though made on and as of such date (except for those that are limited to a certain date); and
     (b) Performance. The Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing, including, without limitation, delivering or causing the delivery of those items required to be delivered pursuant to Section 2.04; and
     (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.01 Debt Covenant. The Company covenants and agrees that the Company and its Subsidiaries shall not incur debt for borrowed money in violation of the debt incurrence limitations set forth in Section 10(a)(ii) and 10(a)(iii) of the Certificate of Designations, unless either (x) Ares shall have consented to such debt incurrence in writing or (y) a valid amendment, modification, or waiver of the provisions of Section 10(a)(ii) and/or 10(a)(iii) of the Certificate of Designations, or vote or consent by the holders of a majority of the outstanding Preferred Stock, permit the incurrence of such debt for borrowed money in excess of that currently permitted under Section 10(a); provided, however, that this Section 6.01 shall expire and be of no further force and effect upon the earlier to occur of (i) the expiration of Section 10(a)(ii) or 10(a)(iii) of the Certificate of Designations, as the case may be, in each case in accordance with Section 10(b) of the Certificate of Designations and (ii) Ares and its permitted assignees ceasing to beneficially own at least 5,555,556 shares of Purchased Securities.
     Section 6.02 Bridge Credit Agreement Efforts. The Company agrees to use its commercially reasonable efforts to obtain prior to Closing a waiver from the required lenders pursuant to Section 10.01 of the Bridge Credit Agreement. Such waiver shall waive any requirement under the Bridge Credit Agreement that any proceeds from the purchase and sale of the Purchased Securities be used to pay down any loans outstanding under the Bridge Credit Agreement.
ARTICLE VII
MISCELLANEOUS
     Section 7.01 Termination by Mutual Consent. This Agreement may be terminated and the sale and purchase of the Purchased Securities hereunder may be abandoned at any time prior to the Closing, by mutual written consent of (a) the Company and (b) the Purchasers purchasing at least a majority of the Purchased Securities.
     Section 7.02 Termination by Either Purchasers or the Company. This Agreement may be terminated and the sale and purchase of the Purchased Securities may be abandoned at any time prior to the Closing by action of either (a) the Company or (b) the Purchasers purchasing at least a majority of the Purchased Securities if the Closing shall not have been consummated by June 30, 2007; provided that the right to terminate this Agreement pursuant to this Section 7.02 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the sale and purchase of the Purchased Securities.
     Section 7.03 Interpretation; Severability. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any party has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of such party unless otherwise specified. If any provision of this Agreement is held to be illegal, invalid, not binding, or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect.
     Section 7.04 Survival of Representations and Warranties. The representations and warranties set forth in Section 3.05 hereunder shall survive the execution and delivery of this Agreement indefinitely. The remainder of the representations or warranties set forth in this Agreement shall survive the execution and delivery of this Agreement until the earlier of (i) ten (10) Business Days following the delivery of audited financial statements of the Company for the year ended December 31, 2007 and (ii) an IPO (as defined in the Certificate of Designations). . The covenants made in this Agreement shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Securities by the Purchasers and payment therefor and repayment, conversion, exercise or repurchase thereof. The Company shall indemnify, defend, protect and hold harmless each Purchaser and the officers, directors, partners, members, agents, employees and Affiliates of each of them from and against any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, costs of preparation and reasonable attorneys’ fees of one counsel to the Purchasers, promptly as incurred, arising out of or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any certificate, instrument or document contemplated hereby to the extent such losses, claims, damages, liabilities, settlement costs and expenses exceed $36.36 million in the aggregate, or (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any certificate, instrument or document contemplated hereby.
     Section 7.05 Waivers; Remedies; Amendments.
     (a) No Waiver; Remedies Cumulative. No failure or delay on the part of any party in exercising any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any right, power, or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.
     (b) Amendments and Modifications. Except as otherwise provided herein, no amendment, waiver, consent or modification, of any provision of this Agreement shall be effective unless signed by each of the parties hereto affected by such amendment, waiver, consent or modification. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party hereto from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party hereto in any case shall entitle any party hereto to any other or further notice or demand in similar or other circumstances.
     Section 7.06 Binding Effect; Assignment. This Agreement shall be binding upon the Company, the Purchasers, and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns. For the avoidance of doubt, following the date hereof but prior to the Closing Date, Ares may assign portions of its right to purchase Purchased Securities hereunder to one or more Qualified Institutional Buyers (as such term is defined in Rule 144A under the Securities Act; provided that each such assignee shall agree in writing with the Company to be bound by the term and conditions hereof as if an original signatory hereto, upon which any such assignee shall be deemed a “Purchaser” for all purposes under this Agreement; provided further that no such assignment shall relieve Ares of its obligation to purchase all of its Purchased Securities in the event any such assignee defaults in its obligation to purchase any such portion of the Purchased Securities.
     Section 7.07 Non-Disclosure. Notwithstanding anything herein to the contrary, each Confidentiality Agreement shall remain in full force and effect according to its terms regardless of any termination of this Agreement.
     Section 7.08 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses:
     (a) If to a Purchaser, to the contact information set forth on such Purchaser’s signature page hereto.
     (b) If to the Company:
1601 NW Expressway, Suite 1600
Oklahoma City, Oklahoma 73118
Attention: General Counsel
Facsimile: (405) 753-5975
with a copy (which shall not constitute notice) to:
Vinson & Elkins L.L.P.
First City Tower
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: James M. Prince
Facsimile: (713) 615-5531
or to such other address as the Company or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

     Section 7.09 Expenses. Upon the Closing, all costs and expenses incurred by Purchasers in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company.
     Section 7.10 Entire Agreement. This Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those set forth or referred to herein or therein with respect to the rights granted by the Company or any of its Affiliates or each of the Purchasers or any of their Affiliates set forth herein or therein. This Agreement and the other agreements and documents referred to herein supersede all prior agreements and understandings between the parties with respect to such subject matter.
     Section 7.11 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of laws.
     Section 7.12 Fees and Expenses. The Company shall bear its own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby. If the Closing occurs, the Company shall promptly upon submission of invoices reimburse to Ares the direct out-of-pocket expenses incurred by Ares in connection with the the transactions contemplated hereby, including legal fees incurred by Ares with respect to this Agreement and the transactions contemplated hereby. If the Closing does not occur, Ares shall bear its own expenses and legal fees incurred on their behalf with respect to this Agreement and the transactions contemplated hereby.
     Section 7.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth.

SANDRIDGE ENERGY, INC.
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

THE PURCHASERS:

ARES CORPORATE OPPORTUNITIES FUND II, L.P.

By:	ACOF Operating Manager II, L.P., its manager

By:

Name:

Title:

Amount of Purchased Securities	11,111,111

Aggregate Purchase Price ($18/share)	$ 200,000,000.00

Address for Notice

Facsimile: ( ) -
The Purchaser referenced above hereby certifies that it is (check one):
☐	a “Qualified Institutional Buyer” (as defined in Rule 144A under the Securities Act) and an “accredited investor” (as defined in Rule 501(a) under the Securities Act)

☐	a non-“U.S. Person” (as defined in Regulation S under the Securities Act)

☐	an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act)
[Signature Page to Purchase Agreement]

TLW PROPERTIES,L.L.C.

By:

Name:	Tom L. Ward
Title:	Manager

Amount of Purchased Securities	2,777,777

Aggregate Purchase Price ($18/share)	$ 50,000,000.00

Address for Notice

Facsimile: ( ) -
The Purchaser referenced above hereby certifies that it is (check one):
☐	a “Qualified Institutional Buyer” (as defined in Rule 144A under the Securities Act) and an “accredited investor” (as defined in Rule 501(a) under the Securities Act)

☐	a non-“U.S. Person” (as defined in Regulation S under the Securities Act)

☐	an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act)
[Signature Page to Purchase Agreement]

SCHEDULE 2.02

Purchaser	Purchased Securities
Ares Corporate Opportunities Fund II, L.P.	11,111,111	*

TLW Properties, L.L.C	2,777,777

Total	13,888,888	*

*	Subject to adjustment pursuant to Section 2.06 of this Agreement.
Schedule 2.02

SCHEDULE 2.04
Schedule 2.04

SCHEDULE 3.06

Lariat Services, Inc.	Texas corporation

PetroSource Energy Company, L.P.	Texas limited partnership

ROC Gas Company	Texas corporation

NEG Oil & Gas LLC	Delaware limited liability company
Schedule 3.06

SCHEDULE 3.12
1. Consent of Banc of America Securities LLC pursuant to the Purchase Agreement, dated December 15, 2005.
2. Filings and the expiration or termination of the waiting period are required under Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
Schedule 3.12

EXHIBIT A
REGISTRATION RIGHTS AGREEMENT
[See attached]
A-1

EXHIBIT B
OPINION OF VINSON & ELKINS L.L.P.
[See attached]
B-1

EXHIBIT C
OPINION OF IN-HOUSE COUNSEL
[See attached]
C-1

EXHIBIT D
SHAREHOLDERS AGREEMENT
[See attached]
D-1